Exhibit 10.6

PERSONAL AND CONFIDENTIAL

To: Mr. Drago AZINOVIC                              Lausanne, December 14, 2017

Subject: New Appointment

Dear Drago,

We confirm that effective January 1, 2018, the following conditions of your employment will be modified according to the information detailed below:

Position: President Middle East, Africa & PMI Duty Free Region

Reporting to: Mr. Jacek Olczak, Chief Operating Officer

All other conditions relating to your employment with Philip Morris International Management SA remain as stated in your employment contract and in any subsequent amendments.

We would like to take this opportunity to wish you continued success and satisfaction.

Yours sincerely,
PHILIP MORRIS INTERNATIONAL
MANAGEMENT SA
/s/ RALF ZYSK
Ralf Zysk
Vice President Compensation & Benefits
and International Assignments PMI

Philip Morris International Management SA, Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01